GORDON K.W. GEE
Chartered Accountant	#601 - 325 Howe Street Vancouver, BC V6C 1Z7
An Incorporated Professional	Telephone: (604) 689 - 8815 Facsimile: (604) 689 -8838

Email: gkwg@telus.net

19 December 2005

United States Securities and Exchange Commission
450 Fifth Avenue, N.W.
Washington, DC 20549

Dear Sirs / Mesdames:

Regarding:	Form 20-F amendment #2, for Sutcliffe Resources Ltd., a British Columbia,
Canada incorporated company

CONSENT OF INDEPENDENT AUDITOR

I consent to the reference to my firm under the caption “Auditor” and to the use of my report dated 23 March 2005, on audited financial statements for the years ended 31 December 2004, 2003 and 2002.

I report that I have read the Form 20-F and have no reason to believe that there are any misrepresentations in the information contained therein that is derived from the audited financial statements, upon which I have reported or that is within my knowledge as a result of my audit of such 31 December 2004, 2003 and 2002 financial statements.

I also report that I have not reviewed or otherwise audited any information subsequent to 31 December 2004.

This letter is provided to the securities regulatory authority to which it is addressed pursuant to the requirements of its securities legislation and not for any other purpose.

Yours sincerely,

/s/ Gordon K.W. Gee
Gordon K.W. Gee

GKWG/